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                                                                    Exhibit 99.1
Contact:       Gary N. Patten
               Chief Financial Officer
               714/921-2640

               Roger S. Pondel
               Pondel Parsons & Wilkinson
               310/207-9300



                Unit Instruments Announces Revised Merger Terms

YORBA LINDA, CA - November 10, 1998 - Unit Instruments, Inc. (Nasdaq: UNII) announced today that it has agreed to revised merger consideration terms with United States Filter Corporation (NYSE: USF).

          Under the revised terms, as specified in a Second Amendment to Agreement and Plan of Merger dated as of November 10, 1998, the ratio at which shares of Unit common stock will be exchanged into shares of U.S. Filter common stock will be calculated by dividing the revised merger consideration by the average price of U.S. Filter common stock over a 20 trading day period ending on the fifth trading day preceding the closing. The exchange ratio will be $10.00 divided by the average price of U.S. Filter common stock if the average U.S. Filter share price is equal to or greater than $22.00. If the average U.S. Filter share price is equal to or less than $12.00, then the exchange ratio shall be determined by dividing $8.00 by the average U.S. Filter share price.
If the average U.S. Filter share price is greater than $12.00 but less than $22.00, then the exchange ratio will be determined by dividing an amount ranging between $8.00 and $10.00 (such amount to be determined in accordance with a formula set forth in the Second Amendment) by the average U.S. Filter share price. U.S. Filter has the right to terminate the Merger Agreement if the average U.S. Filter share price is below $11.00.

          The full text of the Second Amendment has been filed today with the Securities and Exchange Commission as an exhibit to a current report of Unit on Form 8-K, and may be viewed on the SEC's web site at www.sec.gov. A copy of the Second Amendment may also be obtained by contacting Gary N. Patten, corporate secretary of Unit Instruments at 714/921-2640.

          This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the price of U.S. Filter stock during the twenty (20) day average pricing period, the failure of one or more conditions to consummate the merger, business activity levels in both the domestic and international semiconductor equipment markets, the magnitude and duration of the current industry downturn, the company's dependence on a few large customers, performance and industry acceptance of the company's products, specifically MultiFlo(TM) and Safe Delivery Source (SDS(TM)) MFCs, product pricing pressures, performance and profitability under fixed price contracts, expenses for extended product warranty, adequacy of cost reduction programs, the successful commercialization of the Z-Bloc(TM) Modular Gas System, development of a viable industrial sales base, failure to remediate Year 2000 issues, and other challenges from the company's competition. Certain of these and other risks are detailed from time to time in Unit Instruments' filings with the Securities and Exchange

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Commission, including the Annual Report on Form 10-K for the fiscal year ended
May 31, 1998, Current Report on Form 8-K dated July 2, 1998 and Quarterly Report on Form 10-Q dated August 29, 1998. In light of the significant risks and uncertainties inherent in the forward-looking information included herein, there can be no assurance that the results contemplated by such statement will be achieved. The company assumes no obligation to update the information in this release.

          Unit Instruments, Inc. is a leading manufacturer of mass flow controllers and gas delivery systems for the semiconductor and industrial markets. The company maintains support and service centers throughout North America, Europe and the Pacific Rim. Unit Instruments is traded on the Nasdaq National Market under the symbol UNII. Unit's web site is located at http://www.unit.com.

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